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                                                                      Exhibit 15




Microtek Medical, Inc.
Columbus, Mississippi

Gentlemen:

Re:  May 31, 1996 Quarterly Report on Form 10Q


With respect to the subject Quarterly Report, we acknowledge our awareness of the use therein of our report dated June 21, 1996 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                        Very truly yours,



Jackson, Mississippi                    KPMG Peat Marwick LLP
June 21, 1996




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